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                                                                     EXHIBIT 4.3


THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR WITH ANY STATE SECURITIES COMMISSIONER AND, ACCORDINGLY, MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION ARE AVAILABLE.


                            RAINING DATA CORPORATION
                             SECURED PROMISSORY NOTE

$18,525,416.67                                                 November 30, 2000
                                                          San Carlos, California


        1. PRINCIPAL AND INTEREST.

        Raining Data Corporation, a Delaware corporation, formerly Omnis Technology Corporation (the "Company"), for value received, hereby promises to pay to the order of Astoria Capital Partners, L.P. (the "Holder") the amount of eighteen million five hundred twenty-five thousand four hundred sixteen dollars and sixty-seven cents ($18,525,416.67) ("Principal") plus accrued interest in lawful money of the United States or as otherwise hereinafter set forth. This Secured Promissory Note (the "Note") is being issued pursuant to that certain Note and Warrant Purchase Agreement between the parties of even date herewith ("Agreement").

        This Note shall bear interest at the rate of Eight Percent (8%) per annum on the Principal compounded annually from the date of issuance of this Note until paid in full. Payment of Principal and interest under this Note shall be due (the "Maturity Date") on the earlier of (i) the second (2nd) anniversary of the date of issuance hereof or (ii) the closing of any public or private offering of shares of Common Stock or preferred stock by the Company as issuer ("Offering"), as herein further provided; unless there is an Event of Default (as defined in Section 2 hereof) in which case such payment shall be accelerated.

        Upon payment in full of the Principal hereof and accrued interest hereunder, this Note shall be cancelled and shall be surrendered to the Company.

        The Principal and interest on this Note shall be payable to the Holder hereof at such address as the Holder shall from time to time designate by written notice to the Company pursuant to the Agreement.



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        2. REPAYMENT IN EVENT OF OFFERING.

        In the event of an Offering, Fifty Percent (50%) of the net cash proceeds of the Offering received by the Company or any subsidiary thereof shall be paid by the Company against accrued and unpaid interest and Principal hereunder as of the closing of such Offering. For these purposes an "Offering" shall not include the proposed offering of stock or securities of the Company in the amount of approximately $10 Million or a comparable transaction following or as of the closing of the merger transaction of the Company, Raining Merger Sub, Inc. and PickAx, Inc. pursuant to that certain Plan and Agreement of Merger dated as of August 23, 2000, which offering shall not require any payment of Principal or accrued interest hereunder. "Net cash proceeds" for these purposes shall be determined after deduction for all underwriting discounts, commissions, taxes and other reasonable and customary expenses of the Offering.

        3. SECURITY FOR THE NOTE.

                (a) GRANT OF SECURITY INTEREST. The Company hereby grants to the Holder a security interest in the property described in Section 3(c) below (collectively, the "Collateral") to secure payment of the Principal and all accrued interest thereon under this Note (collectively the "Debt") and performance by the Company of all of the Company's covenants, liabilities, undertakings and obligations to the Holder hereunder, or under the Agreement, in each case whether absolute or contingent.

                (b) UCC-1 FINANCING STATEMENTS. Concurrently with the execution of this Note, the Company shall (1) execute and deliver to Holder UCC-1 Financing Statements ("UCC-1 Financing Statements") in favor of the Holder covering the Collateral in form and substance reasonably satisfactory to Holder. In addition, at Holder's request from time to time after delivery of the Financing Statement, the Company will execute and deliver to Holder such other documents as Holder may reasonably request to perfect and/or maintain perfection of Holder's security interest in the Collateral.

                (c) COLLATERAL. The Collateral shall consist of all tangible and intangible property of the Company (and all of the Company's right, title and interest therein and thereto), whether now owned by the Company or acquired by the Company after the date hereof at any time, including, but not limited to, goods, inventories, machinery, equipment, fixtures, documents, patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, customer lists, contract rights, instruments, financial assets, books, records, files, licenses of patents and technology, computer programs in source or object code, general intangibles, goodwill, chattel paper, accounts receivable and accounts, including all cash and non-cash proceeds of all such property, the products and increase of all such property, and all additions to and replacements of all such property. For purposes hereof, the term "proceeds" includes whatever is receivable or received by the Company when Collateral is sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto. The Company hereby



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represents and warrants to the Holder that the Company is the owner of the
Collateral (or, in the case of after-acquired Collateral, at the time the Company acquires rights in such Collateral, will be the owner thereof) and such Collateral is free and clear of all liens and encumbrances, except for any liens and encumbrances that arise by operation of law (such as mechanic's or materialmen's liens) and that do not secure any past-due amount owing by the Company or except as set forth on Schedule 3(c) attached hereto and made a part hereof.

                (d) WAIVER BY THE COMPANY. To the maximum extent permitted by law, the Company hereby waives (i) any right to require the Holder to pursue any particular remedy against the Company or any other person; (ii) any right to the benefit of, or to direct the application of, any Collateral until the Debt shall have been paid and performed in full; and (iii) any right of subrogation to the Holder until the Debt shall have been paid and performed in full.

                (e) REMEDIES. Upon the occurrence of any Event of Default under this Note, the Holder may, in addition to all rights and remedies available to the Holder hereunder or under the California Commercial Code, do any one or more of the following: (i) foreclose or otherwise enforce the Holder's respective security interest in any manner permitted by law or provided for in this Agreement; (ii) recover from the Company all costs and expenses, including without limitation reasonable attorneys' fees and costs, incurred or paid by the Holder in exercising any right, power or remedy provided by this Agreement or by law; (iii) require the Company to assemble the Collateral and make it available to the Holder at the Company's facilities; (iv) enter onto property where any Collateral is located and take and maintain possession thereof and remove the Collateral therefrom with or without judicial process; (v) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any commercially reasonable manner and to the extent the Holder deem appropriate; and (vi) declare all or any of the Debt to be immediately due and payable (and upon which declaration the Debt shall be so due and payable. If a sufficient sum is not realized from the disposition of Collateral to pay the Debt then outstanding, the Company shall be liable for and agrees to pay any deficiency.

                (f) CUMULATIVE RIGHTS. The rights, powers and remedies of the Holder hereunder shall be in addition to all rights, powers and remedies given to the Holder by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Holder's security interest in the Collateral.

        4. RIGHT TO APPROVE CERTAIN TRANSACTIONS. Holder shall have the right to approve any acquisition by the Company of the stock or other securities or assets of any corporation or other person or entity for total consideration in excess of One Million Dollars ($1,000,000) ("Acquisition"). This right of approval shall terminate upon the full payment and satisfaction of this Note. The Company shall provide written notice to Holder at least thirty (30) days prior to the entering into any legally binding agreement by the Company for any such Acquisition; and such notice shall contain all



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material terms of the Acquisition. The Holder in each case shall advise the
Company in writing of its approval or disapproval of the Acquisition within thirty (30) days after receipt of such notice; and any failure of Holder to respond within said 30-day period shall be deemed approval of the subject Acquisition. For these purposes "Acquisition" shall not include any intellectual property licenses or any leases of the Company or any affiliate in the ordinary course of business.

        5. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                (a) Failure to pay timely any amounts due under this Note, provided that (i) the Company shall have ten (10) days from the date of written notice from the Holder of a failure to pay timely an amount due hereunder, and
(ii) if the claimed breach is fully cured by the Company within such 10-day cure period, no Event of Default shall have occurred as a result of such breach;

                (b) Any representation or warranty of the Company herein or in the Agreement shall be untrue or incorrect as of the date when made in any material respect, when considered together with the other such representations and warranties made by the Company and in light of the circumstances under which they were made; or

                (c)(i) The commencement of a voluntary petition in bankruptcy or the filing of a petition to have the Company declared bankrupt or insolvent or the filing of any other petition of reorganization, arrangement or similar relief by or for the Company under any applicable law regarding insolvency or relief for debtors, unless such proceeding is vacated, discharged, or stayed or bonded pending appeal within 60 days from the commencement thereof ; (ii) the making by the Company of a general assignment for the benefit of creditors or any similar undertaking; (iii) the appointment of a receiver, trustee or similar officer for the business or property of the Company, which appointment is not vacated, discharged, or stayed or bonded pending appeal within 60 days from such appointment; or (iv) the admission by the Company in writing of its inability to pay its debts generally as such debts become due.

                (d) Separate from the defaults specifically covered by subparagraphs (a) through (c) above, the Company fails to perform any other term, covenant, condition or provision contained in this Note or the Agreement and such failure continues for thirty (30) days; provided that such thirty (30) day period shall not apply in the case of any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of a prior failure within the prior six (6) month period. With respect to any default covered by this subparagraph (d), the thirty (30) day period provided for in this subparagraph (d) shall commence on the earlier to occur of (i) written notice of default being given to the Company by Holder, and (ii) a responsible officer of the Company obtaining actual knowledge of such default.



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        6. REMEDIES.

                (a) Upon the occurrence of an Event of Default, the full Principal amount of this Note and all accrued and unpaid interest shall automatically be accelerated and become due and payable immediately without notice of any kind or nature whatsoever.

                (b) In addition, upon the occurrence of an Event of Default, the Holder shall have all other rights and remedies provided under this Note or under any applicable law. All rights and remedies granted to Holder hereunder or under any applicable law are cumulative, not exclusive, and enforceable, in Holder's sole discretion, alternatively, successfully or concurrently on any one or more occasions.

        7. PREPAYMENT. Notwithstanding any contrary provision hereof, the Company shall have the right at any time and from time to time, to prepay the Principal in whole or in part plus accrued interest thereon to date of payment without penalty. Any prepayment shall be applied first to accrued and unpaid interest and only then to Principal.

        8. BINDING EFFECT. Except as otherwise expressly provided herein and subject to any restrictions on transfer under applicable securities laws, the provisions hereof shall inure to the benefit of and be binding upon each of the parties; the directors, officers, stockholders, employees, agents, successors and assigns of the Company; and the partners, owners, officers, employees, agents, successors and assigns of the Holders.

        9. TRANSFER OF THIS NOTE. With respect to any proposed offer, sale, transfer or other disposition of this Note, the Holder will give written notice to the Company prior thereto and shall otherwise comply with the terms and conditions of the Agreement and this Note.

        10. NOTICES. Any notice or other communication or payment required or permitted hereunder shall made pursuant to the notice provisions set forth in the Agreement.

        11. GOVERNING LAW. This Note is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

        12. ENTIRE AGREEMENT. This Note and the Agreement, together with the Common Stock Warrant to be issued pursuant to the Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Any prior or contemporaneous agreements, representations or warranties not expressly set forth in this Note or the Agreement are superseded and of no force or effect. This Note may be modified or amended or waived only by an instrument in writing executed by both of the parties.

        13. SEVERABILITY. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable by a court of competent jurisdiction,


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the validity, legality and enforceability of the remaining provisions shall not in any manner be affected or impaired and shall remain in full force and effect.

        14. INTERPRETATION. Sections and section headings contained in this Note are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Note. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender. The parties acknowledge that each party has reviewed this Note, and no provision of this Note shall be interpreted for or against any party because such party or its representative drafted such provision.

        15. COLLECTION COSTS. The Company promises to pay any and all costs of collection, including reasonable attorneys' fees, incurred in the collection of this Note following an Event of Default, or in the enforcement or protection of the rights and interests of the Holder under this Note, including, without limitation, the enforcement or protection of the security interests granted under this Note.

        16. WAIVER BY THE COMPANY. The Company hereby waives demand, notice, presentment, protest and notice of dishonor with respect to the enforcement of this Note in accordance with its express terms.


        IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name and this Note to be dated, issued and delivered, all on the date first above written.



                                            COMPANY:

                                            RAINING DATA CORPORATION,
                                            a Delaware corporation



                                            By: /s/ Bryce J. Burns
                                               ---------------------------------
                                            Name: Bryce J. Burns
                                            Title: Chairman

                                            Address:  981 Industrial Way
                                                      San Carlos, California
                                                      94070-4117



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